UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

Form S-8 Registration Statement No. 333-87553

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-95279

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-95933

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-36228

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-40476

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-44418

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-51504

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-63080

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-81776

POST-EFFECTIVE AMENDMENT NO. 2 TO

Form S-8 Registration Statement No. 333-123861

Under

The Securities Act of 1933

CRITICAL PATH, INC.

(Exact name of registrant as specified in its charter)

California	911788300
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Critical Path, Inc.

43-47 Lower Mount Street

Dublin 2, Ireland

(415) 541-2500

(Address of principal executive offices) (Zip Code)

Critical Path, Inc.

Amended and Restated 1998 Stock Plan

1999 Nonstatutory Stock Option Plan

1996 Amplitude Stock Option Plan

1998 dotOne Stock Option Plan

1992 ISOCOR Stock Option Plan

1996 ISOCOR Directors’ Stock Option Plan

1999 ISOCOR Stock Option Plan

1996 FaxNet Stock Option Plan

1997 Xeti Stock Option Plan

1998 Remarq Stock Option Plan

Netmosphere 1997 Stock Option Plan

Netmosphere 1999 Equity Incentive Plan

PeerLogic, Inc. July 2000 Incentive Plan

PeerLogic, Inc. February 2000 Incentive Plan

Stock Option Plan of PeerLogic, Inc.

1999 Employee Stock Purchase Plan

(Full title of the Plans)

Mike Plumleigh

Vice President and General Counsel

43-47 Lower Mount Street

Dublin 2, Ireland

(Name and address of agent for service)

(415) 541-2500

(Telephone number, including area code, of agent for service)

With copies to:

Gregg Vignos, Esq.

Paul, Hastings, Janofsky & Walker LLP

55 Second Street

San Francisco, CA 94105

(415) 856-7000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “ large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

EXPLANATORY STATEMENT

Deregistration of Securities

This Post-Effective Amendment relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-87553 registering 584,175 shares of common stock for the 1996 Amplitude Stock Option Plan; 9,724,669 shares of common stock for the 1998 Stock Option Plan; 74,587 shares of common stock for the 1998 dotOne Stock Option Plan; 600,000 shares of common stock for the 1999 Employee Stock Purchase Plan; and 4,000,000 shares of common stock for the 1999 Nonstatutory Stock Option Plan

2.	Registration Statement No. 333-95279 registering 764,583 shares of common stock for the 1992 ISOCOR Stock Option Plan; 30,591 shares of common stock for the 1996 ISOCOR Directors’ Stock Option Plan; and 197,910 shares of common stock for the 1999 ISOCOR Stock Option Plan

3.	Registration Statement No. 333-95933 registering 489,131 shares of common stock for the 1996 FaxNet Stock Option Plan; 108,643 shares of common stock for the 1997 Xeti Stock Option Plan; and 7,500,000 shares of common stock for the 1998 Stock Option Plan

4.	Registration Statement No. 333-36228 registering 326,388 shares of common stock for the 1998 Remarq Stock Option Plan

5.	Registration Statement No. 333-40476 registering 8,000,000 shares of common stock for the 1998 Stock Option Plan and 469,372 shares of common stock for the 1999 Employee Stock Purchase Plan

6.	Registration Statement No. 333-44418 registering 20,268 shares of common stock for the Netmosphere 1997 Stock Option Plan and 165,048 shares of common stock for Netmosphere 1999 Equity Incentive Plan

7.	Registration Statement No. 333-51504 registering 417,609 shares of common stock for the PeerLogic, Inc. July 2000 Incentive Plan; 787,450 shares of common stock for the PeerLogic, Inc. February 2000 Incentive Plan; and 5,436 shares of common stock for the Stock Option Plan of PeerLogic, Inc.

8.	Registration Statement No. 333-63080 registering 3,000,000 shares of common stock for the 1998 Stock Plan; 13,000,000 shares of common stock for the 1999 Stock Option Plan; and 741,348 shares of common stock for the 1999 Employee Stock Purchase Plan

9.	Registration Statement No. 333-81776 registering 10,000,000 shares of common stock for the Amended and Restated 1998 Stock Plan; 11,250,000 shares of common stock for the 1999 Stock Option Plan; and 763,175 shares of common stock for the 1999 Employee Stock Purchase Plan

10.	Registration Statement No. 333-123861 registering 10,283,681 shares of common stock for the Employee Stock Purchase Plan and the Amended and Restated 1998 Stock Plan

On December 5, 2007, Critical Path, Inc. (the “Company”) entered into a definitive merger agreement (as amended on February 19, 2008) with CP Holdco, LLC, a Delaware limited liability company (“Parent”), and CP Merger Co., a California corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub merged with and into the Company (the “Merger”) on April 29, 2008. In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements and all outstanding stock options, shares of restricted stock and restricted stock units purchased under the plans became fully vested and were cancelled as of the effective time of the Merger in exchange for the right to receive, under certain circumstances, cash consideration and a contingent right to receive a pro rata amount of any net recovery received by the Company with respect to an action pending in the United States District Court for the Western District of Washington captioned Vanessa Simmonds v. Bank of America Corporation and J.P. Morgan Chase & Co., without interest and less any applicable withholding of taxes.

This Post-Effective Amendment to the Registration Statements is being filed solely to deregister any and all securities previously registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on April 29, 2008.

CRITICAL PATH, INC.

By:	/s/ Mark E. Palomba
Name: Mark E. Palomba
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark E. Palomba Mark E. Palomba	Chief Executive Officer (Principal Executive Officer); Director	April 29, 2008

/s/ James A. Clark James A. Clark	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	April 29, 2008

/s/ Mark J. Ferrer Mark J. Ferrer	Director	April 29, 2008

/s/ Mario Bobba Mario Bobba	Director	April 29, 2008

/s/ Ross M. Dove Ross M. Dove	Director	April 29, 2008

/s/ Frost R. R. Prioleau Frost R. R. Prioleau	Director	April 29, 2008

/s/ Michael J. Shannahan Michael J. Shannahan	Director	April 29, 2008

/s/ Gerald Ma Gerald Ma	Director	April 29, 2008

/s/ Tom Tinsley Tom Tinsley	Director	April 29, 2008